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             AIR EXPRESS INTERNATIONAL CORPORATION AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

A)  Basis of Presentation:

     Effective June 8, 1995, AEI acquired all the outstanding common shares of Radix for a total purchase price of approximately $24.4 million. The acquisition was accounted for as a purchase with the assets acquired and liabilities assumed recorded at fair values, and the results of Radix's operation included in AEI's consolidated financial statements from the date of acquisition.

     The accompanying condensed consolidated financial statements illustrate the effect of the acquisition on AEI's financial position and results of operations on a pro forma basis. The condensed consolidated balance sheet is based upon the historical balance sheets of AEI and Radix and assumes that the acquisition took place at March 31, 1995. The condensed consolidated statement of operations for the year ended December 31, 1994 and the three months ended March 31, 1995 are based upon the historical statements of operations for AEI and Radix. The pro forma condensed consolidated statement of operations assumes the acquisition took place on January 1, 1994. Certain items in Radix's historical financial statements were reclassified to conform with AEI's financial statement classifications.

     The pro forma condensed consolidated financial statements may not be indicative of the actual results of the acquisition. In particular, the pro forma condensed consolidated financial statements are based upon management's current estimate of the allocation of the purchase price which may differ from the actual allocation.


B)  Pro Forma Adjustments:

1) To reflect the acquisition of Radix and the allocation of the purchase price on the basis of the fair values of the assets acquired and liabilities assumed. The components of the purchase price and its allocation to the assets and liabilities of Radix are as follows:

     Components of purchase price:


     Cash paid to Radix shareholders ..................  $    500
     Stock issued to Radix shareholders ...............    23,900
       Total ..........................................  $ 24,400

     Allocation of purchase price:


     Stockholders' investment .........................  $ (3,812)
     Decrease in intangibles ..........................       581
     Increase in deferred taxes .......................    (1,326)
     Decrease in property, plant and equipment - net ..       757
     Increase in liabilities ..........................     4,181
       Goodwill .......................................  $ 24,781

                                               Year Ended     Three Months Ended
                                           December 31, 1994    March 31, 1995


(2)  Adjustments to selling, general
     and administrative:

     Amortization of goodwill over 40 years ......  $  (620)      $  (155)
     Elimination of Radix headquarter expenses ...    1,000           250
                                                    $   380       $    95


(3) To adjust tax expense to reflect the income tax effects at AEI's effective tax rate of the pro forma adjustments to income before income taxes, after consideration of the nondeductibility of goodwill amortization.
                                     EX99-G